Exhibit 99.1

102 Duffy Avenue, Hicksville, NY 11801 • Phone: (516) 683-4420 • www.myNYCB.com

FOR IMMEDIATE RELEASE	Investor/Media Contact:	Salvatore J. DiMartino (516) 683-4286

NEW YORK COMMUNITY BANCORP, INC. ANNOUNCES $28 BILLION COMMUNITY BENEFITS AGREEMENT WITH NCRC TO SUPPORT COMMUNITIES OF COLOR, THE UNDERSERVED, SMALL BUSINESSES, DIVERSITY, AND ONGOING COMMITMENT TO RESPONSIBLE MULTI-FAMILY LENDING

Hicksville, N.Y., January 24, 2022 – New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company” or “NYCB”) and the National Community Reinvestment Coalition (“NCRC”) announced today the Company’s commitment to provide $28 billion in loans, investments, and other financial support to communities and people of color, low- and moderate-income (“LMI”) families and communities, and small businesses. The Company’s Community Pledge Agreement (the “Agreement”) was developed with NCRC and its members in conjunction with the Company’s pending merger with Flagstar Bancorp, Inc. (“Flagstar”). The Agreement is subject to the closing of the Flagstar merger.

The Agreement includes $22 billion in community lending and affordable housing commitments and $6 billion of residential mortgage originations to underserved and LMI borrowers and in LMI and majority-minority neighborhoods over a five-year period. These significant investments will cover both communities already served by the Company and those it will expand into through its acquisition of Flagstar, and further the positive community impact our merger with Flagstar will have.

“Over the past several months, members of both NYCB’s and Flagstar’s leadership teams have met with NCRC and nearly 80 of its member organizations and were humbled by everything they do for their communities,” said Thomas R. Cangemi, Chairman, President, and CEO of New York Community Bancorp, Inc. “This multi-year agreement reflects our commitment to provide greater economic opportunities for LMI communities and communities of color in both of our market areas and bridge the racial wealth gap that exists today.”

Added Sandro DiNello, President and CEO of Flagstar Bancorp, Inc., “Flagstar goes into this agreement with the momentum of an outstanding CRA rating and a long history of investing in underserved communities. This is a far-reaching, substantial agreement that aims to move the needle on closing the racial wealth gap and bringing expanded CRA initiatives to the broader footprint of our pending new company. We thank the leadership of NCRC and its members for their hard work in bringing this agreement to fruition.”

Once the NYCB/Flagstar merger closes, the combined company will have $85 billion in assets, operate nearly 400 branches in nine states, and 84 retail loan production offices across a 28-state footprint, as well as a national mortgage origination and servicing platform.

“We appreciate the leadership and commitment of NYCB to collaborate with us and our members to create this impactful community agreement,” said Jesse Van Tol, President and CEO of NCRC. “This plan is a significant commitment to increase investments, services and loans for low- and moderate-income communities and neighborhoods of color where these banks operate. With this agreement, we established a new product change and innovation committee that we hope will lead to significant product offerings and added a 40% increase over 5 years in community development loans and investments.”

The Agreement addresses several important areas of need within our communities that were identified during our meetings with NCRC and its member organizations. These include, but are not limited to:

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Affordable Housing and Residential Mortgage Lending: NYCB pledges to originate $5.7 billion of loans for home purchases, refinances, home improvement, and home equity loans to underserved and LMI borrowers and in majority-minority communities. The Company will also provide loan products or participate in affordable housing programs which address the specific needs of LMI borrowers and create a $10 million down payment assistance fund to support home ownership for LMI borrowers.

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The Continuation of our Responsible Multi-Family Lending Practices: NYCB is committed to promoting fair and responsible multi-family lending practices for all multi-family loans within its portfolio. These include practices designed to prevent community harm and protect tenants’ rights, such as displacement, speculative investing, landlord vetting, lead paint abatement, and tenant outreach programs.

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Small Business Lending: NYCB will provide $542 million in loans to small businesses with less than $1 million in revenues and in LMI and majority-minority communities. In addition to originating loans directly to small businesses, the Company will also provide funding to nonprofit organizations that assist small businesses and provide grants to small businesses, including those that were impacted by COVID-19.

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Community Development Lending and Investments: The Company intends to invest $21.7 billion in community development loans and investments, including those that address the needs of LMI communities and individuals and New Markets Tax Credit and Low Income Housing Credit projects. As part of this, NYCB will invest in home ownership and affordable housing strategies with minority-led organizations and organizations that address housing issues in minority communities.

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Philanthropy: NYCB will commit $16.5 million in philanthropic support to nonprofit organizations that meet the needs of LMI and majority-minority communities and individuals. This includes support for those organizations with majority-minority leadership and nonprofit organizations serving immigrant and refugee communities, housing counseling, foreclosure prevention, and workforce development.

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Access to Banking Products and Services: As a result of the merger with Flagstar, NYCB does not plan to close any branches, including branches in LMI or majority-minority communities. In addition, the Bank will seek to maintain a diverse and inclusive workforce which reflects the demographics of the communities it serves and will endeavor to maintain its practice of staffing branches by individuals who live in the same communities and who are conversant in the language spoken in their communities. NYCB will also prioritize employment opportunities within the local communities. The Company will continue to offer banking products and services to financially underserved communities and individuals, including access to its Bank On certified “Simply One” product.

Additional initiatives include financial education programs for seniors, adults, children, and small business, supplier diversity, and age friendly banking.

Added Mr. Cangemi: “We believe that this important and groundbreaking level of commitment will benefit all of the communities we currently serve and the newer communities we plan to serve once our merger with Flagstar closes. I would also like to thank Jesse Van Tol and his team at NCRC for their leadership and guidance during this process.”

About New York Community Bancorp, Inc.

Based in Hicksville, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At September 30, 2021, the Company reported assets of $57.9 billion, loans of $43.7 billion, deposits of $34.6 billion, and stockholders’ equity of $7.0 billion.

Reflecting our growth through a series of acquisitions, the Company operates 236 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

About the National Community Reinvestment Coalition

The National Community Reinvestment Coalition and its grassroots member organizations create opportunities for people to build wealth. We work with community leaders, policymakers, and financial institutions to champion fairness in banking, housing, and business. NCRC was formed in 1990 by national, regional, and local organizations to increase the flow of private capital into traditionally underserved communities. NCRC has grown into an association of more than 6oo community-based organizations in 42 states that promote access to basic banking services, affordable housing, entrepreneurship, job creation, and vibrant communities for America’s working families. More can be found at: www.ncrc.org.